Exhibit 99.1
FOR IMMEDIATE RELEASE
Global Consumer Acquisition Corp. Signs Letter of Intent to
Acquire Service1st Bank of Nevada
Contemplated Transaction Continues to Strengthen Western Liberty Bancorp
New York and Las Vegas September 9, 2009 – Global Consumer Acquisition Corp. (“GCAC”) (NYSE AMEX: GHC) and Service1st Bank of Nevada (“Service 1st) today jointly announced that they have signed a letter of intent for the acquisition by GCAC of Service1st in an all stock transaction. GCAC is expected to become Western Liberty Bancorp (“WLB”), a new bank holding company, following regulatory and shareholder approvals. The terms are non-binding and subject to due diligence and other customary conditions prior to signing the definitive agreement.
Service1st is a Nevada community bank with approximately $204 million in assets and approximately $159 million in deposits as of June 30, 2009. Service1st holds a Nevada bank charter.
Transaction Details:
•	The consideration would be payable entirely in common stock of WLB.

•	The purchase price for Service1st would be equal to 1.0x its agreed upon book value at the closing date of the transaction. The number of shares to be issued would be determined by the average closing price of the five trading days immediately prior to the closing date.

•	On or prior to the second anniversary of the closing date, if the common stock of WLB surpasses a value of $12.75 per share for 30 consecutive trading days, an additional “earn out” provision of 20% of the agreed upon book value of Service1st (at the closing date) would be added to the purchase price. The earn out valuation will be determined by the average closing price of WLB shares during the first 30 consecutive trading days at which WLB common stock surpasses $12.75 per share.

•	William E. Martin, current Chief Executive Officer and Vice Chairman of Service1st, would become Chief Executive Officer of WLB and would remain as Chief Executive Officer of Service1st.

•	John Gaynor, current President and Chief Operating Officer of Service1st, would become President of WLB and would remain in his current position at Service1st.

•	George Rosenbaum would serve as Chief Financial Officer of both WLB and Service1st.
“The acquisition of Service1st would be a model transaction for us, and we look forward to pursuing this together with the many similar opportunities that we expect to become available in the Nevada marketplace,” commented Jason Ader, Chairman of WLB. “We are working to create a highly scalable regional bank led by premier management with a track record of creating shareholder value.” Ader added, “We are incredibly excited that Bill Martin and John Gaynor would look to join WLB upon the consummation of such a transaction with Service1st. They are tremendously talented and well-respected Nevada bankers, and we expect they would be valuable additions to WLB.”
Bill Martin observed on behalf of Service1st, “This is tremendous for Service1st Bank, our shareholders and community. WLB’s strategy, working with our bank, opens the door for major opportunities for expansion and makes a huge statement about WLB’s confidence in the future of the Nevada economy.”
Service1st Management:
William E. Martin
William E. Martin is the CEO and Vice Chairman of Service1st Bank of Nevada. From 1999 to 2007, he was Executive Vice President of Zions Bancorporation, a regional bank holding company with more than 500 branches throughout the Southwest. He also served as Chairman, President and CEO of Nevada State Bank, a Zions subsidiary. Mr. Martin served as the President and CEO of Pioneer Citizens Bank of Nevada, a subsidiary of Pioneer Bancorporation , from 1989 until 1999, at which time Pioneer Citizens was acquired by Zions Bancorporation and merged into Nevada State Bank.  From 1983 to 1989 he served as president and CEO of Nevada National Bank and prior to that period he was Deputy Comptroller for Multinational Banking with the Office of the Comptroller of the Currency in Washington, D.C. He obtained his Bachelor’s Degree in Business Administration from North Texas State University.
John Gaynor
John Gaynor has more than 30 years of experience in the financial services industry, and is currently the President and Chief Operating Officer of Service1st Bank of Nevada. He was an establishing member of Bank of Nevada, where he was the President, CEO and Vice Chairman of the Board. Prior to Bank of Nevada, Mr. Gaynor was co-founder of Commercial Bank of Nevada, where he was President and CEO. Mr. Gaynor has also served as Executive Vice President and Chief Banking Officer for Continental National Bank in Las Vegas, and held executive-level positions with First Interstate Bank of Nevada. He obtained his bachelors and masters degree from the University of Nevada (Reno) and is a graduate of Pacific Coast Banking School.
About Global Consumer Acquisition Corp.
Global Consumer Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, joint venture or other similar business combination with one or more domestic or international operating businesses.
About Service1st Bank of Nevada
Chartered on January 16, 2007, Service1st Bank of Nevada is a privately held Nevada community bank headquartered in Las Vegas with approximately 200 shareholders. As of June 30, 2009, Service1st had total assets of $204 million, loans of $143 million and deposits of $159 million.
Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Jason N. Ader
Global Consumer Acquisition Corp.
(212) 445-7800
William E. Martin
Service1st Bank of Nevada
(702) 966-7400